FIRST SHENANGO BANCORP, INC.
                                   EXHIBIT 11

          Statement Regarding Computation of Primary Earnings Per Share



                                                              Three Months Ended                 Nine Months Ended
                                                                September 30,                      September 30,
                                                           -------------------------      ---------------------------
                                                             1996             1995            1996            1995
                                                           ---------     -----------      -----------      ----------

Weighted average common shares issued                      2,343,098      2,343,098        2,343,098       2,343,098
Net effect of dilutive stock options                          73,918         78,438           66,852          64,776
Average unallocated ESOP shares                              (74,850)       (89,039)         (74,910)        (89,039)
Average MSBP shares in plan reserve                          (10,367)        (9,012)          (9,793)         (9,012)
Weighted average treasury shares                             (70,504)       (28,790)         (50,468)        (23,691)
                                                           ---------      ---------        ---------       ---------
Weighted average shares and common stock
equivalents outstanding                                    2,261,295      2,294,695        2,274,779       2,286,132
                                                           =========      =========        =========       =========
Net earnings                                              $   10,270     $  840,361       $1,857,524      $2,275,173
                                                           =========      =========        =========       =========
Per share amount                                               $0.00          $0.37            $0.82           $1.00
                                                           =========      =========        =========       =========


Earnings per share have been computed based on the treasury stock method in using average market price for the common stock equivalents. The Company accounts for the shares acquired by the Employee Stock Ownership Plan ("ESOP") in accordance with Statement of Position 93-6; shares controlled by the ESOP are not considered in the weighted average shares outstanding until the shares are committed for allocation.